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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Acquisition or Disposition of Assets

        Purchase of Bayside Distribution Center    On November 3, 2004, we acquired a fee interest in two distribution facilities totaling 340,765 square feet that are located in Hayward, California, a submarket of San Francisco and are 100% leased to four tenants (collectively "Bayside"). The total estimated cost of Bayside is approximately $22.1 million (which includes an acquisition fee of $218,000 that is payable to Dividend Capital Advisors LLC, our advisor), which was paid from net proceeds from our public offering.

        Purchase of two distribution facilities in Atlanta, GA    On November 5, 2004, we acquired a fee interest in two distribution facilities totaling 458,426 square feet that are located in the Norcross market, a submarket of Atlanta and are 100% leased to three tenants. The total estimated cost of this acquisition is approximately $17.5 million (which includes an acquisition fee of $172,000 that is payable to our advisor), which was paid from net proceeds from our public offering.

        All of the acquisitions were conducted with unrelated third parties. Bayside was acquired from OPUS Real Estate California III Limited Partnership. The distribution facilities located in Atlanta, GA were acquired from Property Georgia Warehouse One Corporation and Property Georgia Warehouse Three Corporation. The purchase price of the acquisitions was determined through negotiations between the sellers and our advisor. The total cost of the acquisitions may increase by additional costs which have not yet been finally determined. We expect any additional costs to be immaterial.

Item 9.01 Financial Statements and Exhibits.

        To be filed by amendment. Pursuant to Item 9.01 of Form 8-K, the registrant hereby undertakes to file financial statements filed in response to this item on an amendment to the Current Report on Form 8-K within 75 days from the date of acquisition.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
November 8, 2004	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2.01 Acquisition or Disposition of Assets
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES